CONTACTS:
Mike El-Hillow	Cathy Kawakami
Executive Vice President, Chief Financial Officer	Director of Investor Relations
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970-407-6570	970-407-6732
mike.el-hillow@aei.com	cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE

ADVANCED ENERGY REPORTS THIRD QUARTER 2003 RESULTS

Fort Collins, Colorado (October 16, 2003)  Advanced Energy (Nasdaq: AEIS) today reported financial results for the third quarter ended September 30, 2003.

Revenue for the third quarter of 2003 decreased 3 percent to $68.6 million, compared to third quarter 2002 revenue of $70.7 million. Revenue for the third quarter of 2003 increased 9 percent compared to second quarter 2003 revenue of $62.9 million.

Net loss for the third quarter of 2003 was $27.4 million or $0.85 per share including pre-tax charges of $2.2 million related to restructuring charges and an intangible asset impairment, and a non-cash charge of $22.4 million related to the Company’s net deferred tax asset. The third quarter 2003 net loss compares to the third quarter 2002 net loss of $5.6 million or $0.17 per share, and the second quarter 2003 net loss of $5.8 million or $0.18 per share.

Sales for the nine months ended September 30, 2003 were $187.7 million compared to $181.5 million for the first nine months of 2002. Net loss for the 2003 nine-month period was $41.8 million, or $1.30 per share, compared to a net loss of $19.4 million, or $0.61 per share for the 2002 nine-month period.

Doug Schatz, chairman, president and chief executive officer, said, “The third quarter results met our expectations for moderate sequential improvement based on improving order trends and share gains in several end markets. Sales to the flat panel display, data storage and architectural glass markets all posted double-digit growth sequentially. Our technology lead is being validated across our end markets through continued design wins and share gains in both our power and flow product lines.

“We are continuing to see modestly improving industry conditions. However, based on the fact that the fourth quarter will include industry-wide shutdowns, including three weeks at AE, we anticipate a fourth quarter sales level similar to that of the third quarter,” said Mr. Schatz.

Based on information currently available, the Company expects fourth quarter revenues to be relatively flat compared to the third quarter of 2003, and a loss per share range of $0.14 to $0.16, which assumes no tax benefit from the loss.

Third Quarter 2003 Conference Call
 Management will host a conference call today, Thursday, October 16, 2003 at 5:00 pm Eastern time to discuss the financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, code 8360203. The replay will be available through Thursday, October 23, 2003. There will also be a webcast available at www.advanced-energy.com.

About Advanced Energy

Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications.

Leveraging a diverse product portfolio and technology leadership, AE creates solutions that maximize process impact, improve productivity and lower cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, plasma and ion beam sources, and integrated process monitoring and control for original equipment manufacturers (OEMs) and end-users around the world.

AE operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, AE is a publicly held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.

Safe Harbor Statement
 This press release contains certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the volatility and cyclicality of the semiconductor and semiconductor capital equipment industries, the timing of orders received from our customers, our ability to execute on the cost reduction initiatives currently underway, and other risks described in Advanced Energy’s Form 10-K, Forms 10-Q as well as other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained by contacting Advanced Energy’s investor relations at 970-407-6732. The company assumes no obligation to update the information in this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Sales	$68,567	$70,674	$187,671	$181,454
Cost of sales	45,474	44,074	126,355	117,168

Gross profit	23,093	26,600	61,316	64,286
Operating expenses:
Research and development	12,979	12,185	38,897	36,020
Sales and marketing	7,329	9,738	23,920	25,201
General and administrative	6,340	7,245	17,487	21,073
Restructuring charges	1,011	3,220	3,288	3,220
Impairment of intangible assets	1,175	—	1,175	—
Litigation damages	—	—	—	5,313

Total operating expenses	28,834	32,388	84,767	90,827
Loss from operations	(5,741)	(5,788)	(23,451)	(26,541)
Other (expense) income, net	(2,261)	(2,797)	(7,351)	(3,370)

Loss before income taxes	(8,002)	(8,585)	(30,802)	(29,911)
(Provision) benefit for income taxes	(19,436)	3,005	(11,000)	10,469

Net loss	$(27,438)	$(5,580)	$(41,802)	$(19,442)

Basic and diluted net loss per share	$(0.85)	$(0.17)	$(1.30)	$(0.61)
Basic and diluted weighted-average common shares outstanding	32,286	32,073	32,217	31,994

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$33,004	$70,188
Marketable securities	103,376	102,159
Accounts receivable	53,967	43,885
Income tax receivable	14,089	14,720
Inventories	58,579	57,306
Other current assets	6,727	6,828
Deferred income tax assets, net	—	17,510

Total current assets	269,742	312,596
Property and equipment, net	43,426	41,178
Deposits and other	5,451	5,181
Goodwill and intangibles, net	87,051	86,601
Deferred debt issuance costs	3,266	4,091
Demonstration and customer service equipment, net	4,250	6,086

Total assets	$413,186	$455,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$21,023	$16,055
Other current liabilities	28,975	31,064
Current portion of capital leases and senior borrowings	12,882	15,197
Accrued interest payable on convertible subordinated notes	1,810	2,338

Total current liabilities	64,690	64,654
Long-term Liabilities:
Capital leases and senior borrowings	7,506	10,665
Other long-term liabilities	697	694
Deferred income tax liability, net	3,777	8,663
Convertible subordinated notes payable	187,718	187,718

Total long-term liabilities	199,698	207,740
Total liabilities	264,388	272,394
Stockholders’ equity	148,798	183,339

Total liabilities and stockholders’ equity	$413,186	$455,733

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2003	2002

NET CASH USED IN OPERATING ACTIVITIES	(19,507)	(20,173)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(13,904)	28,677
NET CASH USED IN FINANCING ACTIVITIES	(4,905)	(4,759)
EFFECT OF CURRENCY TRANSLATION ON CASH	1,132	1,553

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(37,184)	5,298
CASH AND EQUIVALENTS, beginning of period	70,188	81,955

CASH AND EQUIVALENTS, end of period	$33,004	$87,253